SUB-ITEM 77C:    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

On July 20, 2010, the Annual Meeting of Stockholders of Cornerstone Total Return Fund, Inc. (the “Fund”) was held to (1) re-elect six Directors until the 2011 Annual Meeting and (2) consider and vote upon an advisory proposal from the Board of Directors regarding the Fund’s Managed Distribution Plan.  The record date for the Annual Meeting was June 1, 2010, at which time there were 2,859,117 shares of common stock of the Fund outstanding.

(1)	The stockholders of the Fund voted to re-elect all six nominees as Directors. The votes cast with respect to each nominee were as follows:

	Number of Shares
Name of Director	Affirmative	Withhold
Ralph W. Bradshaw	2,308,340	102,351
Thomas H. Lenagh	2,302,537	108,155
Edwin Meese III	2,294,189	116,503
Scott B. Rogers	2,306,859	103,382
Andre A Strauss	2,298,521	112,170
Glenn W. Wilcox, Sr.	2,305,370	105,322

(2)	The results of the vote on the advisory proposal regarding the Fund’s Managed Distribution Plan were as follows:

		Number of Shares
		For	Abstain
(a)	No Managed Distribution Plan	87,857	225,246
(b)	A Low-Level Managed Distribution Plan	85,288	225,998
(c)	A High-Level Managed Distribution Plan	290,704	155,771